Exhibit 99.2

For Immediate Release

Contacts:	Steve Zaniboni	Amy Caterina
	SEQUENOM, Inc.	SEQUENOM, Inc
	Acting Chief Executive Officer	Investor Relations
	(858) 202-9014	(858) 202-9033
	szaniboni@sequenom.com	acaterina@sequenom.com

SEQUENOM ANNOUNCES RESIGNATION OF CEO SCHUH

San Diego, California, Feb. 8, 2005 – SEQUENOM, Inc. (NASDAQ: SQNM) announced today that Antonius Schuh, Ph.D., has resigned from his position as the Company’s President and Chief Executive Officer and a member of the Company’s Board of Directors by mutual agreement with the Board. Stephen L. Zaniboni, the Company’s Chief Financial Officer, has been appointed acting Chief Executive Officer while the Board searches for a permanent replacement. The Board will retain a firm to assist in the search. Dr. Schuh will remain as a consultant to the Company for up to 12 months. No one has been appointed to fill the vacancy on the Board created by Dr. Schuh’s resignation.

Harry F. Hixson, Jr., Ph.D., Chairman of the Board, stated, “We appreciate Toni Schuh’s many contributions to our Company and wish him well in his future endeavors. We are fortunate to have a Chief Financial Officer of Stephen Zaniboni’s caliber, who can assume the role of acting CEO while we search for a permanent replacement for this position.”

Dr. Schuh joined SEQUENOM’s German subsidiary as Managing Director in December 1996. In 1998, he moved to the Company’s San Diego headquarters to serve as Executive Vice President of Business Development. In May 2000, Dr. Schuh became President and Chief Executive Officer and was elected to the Board. Under Dr. Schuh’s leadership, SEQUENOM completed the acquisition of Gemini Genomics plc and Axiom Biotechnologies, Inc. He also led SEQUENOM through a transition that leverages its MassARRAY technology and genetic content into the molecular medicine marketplace.

About SEQUENOM

SEQUENOM is committed to providing the best genetic analysis products that translate genomic science into superior solutions for biomedical research, molecular medicine and agricultural applications. The Company’s proprietary MassARRAY system is a high-performance DNA analysis platform that efficiently and precisely measures the amount of genetic target material and variations therein. The system is able to deliver reliable and specific data from complex biological samples and from genetic target material that is only available in trace amounts.

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SEQUENOM Announces Resignation of CEO Schuh

SEQUENOM® and MassARRAY® are registered trademarks of SEQUENOM, Inc.

Except for the historical information contained herein, the matters set forth in this press release, including statements related to SEQUENOM’S search for a new chief executive officer, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with the retention of qualified management personnel, and other risks detailed from time to time in SEQUENOM’s SEC filings, including SEQUENOM’s most recently filed Quarterly Report on Form 10-Q and Annual Report on Form 10-K for the year ended December 31, 2003. These forward-looking statements are based on current information that is likely to change and speak only as of the date hereof.